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Exhibit 5.1

July 10, 2006

Brookdale Senior Living Inc.
330 North Wabash Avenue, Suite 1400
Chicago, Illinois 60611

Re:	Brookdale Senior Living Inc. Registration Statement on Form S-1 (File No. 333-135030)

Ladies and Gentlemen:

We have acted as special counsel to Brookdale Senior Living Inc., a Delaware corporation (the ‘‘Company’’), in connection with the public offering by the Company of 15,350,000 shares (the ‘‘Primary Shares’’), the sale by Health Partners (the ‘‘Selling Stockholder’’) of 1,865,000 shares (the ‘‘Secondary Shares’’) of the Company's common stock, par value $0.01 per share (the ‘‘Common Stock’’), and up to an additional 2,582,250 shares of Common Stock (the ‘‘Option Shares’’) at the option of the Underwriters (as defined below). The Primary Shares, Secondary Shares and the Option Shares are collectively referred to herein as the ‘‘Securities.’’

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the ‘‘Act’’).

In rendering the opinions set forth herein, we have examined and relied on originals or copies of the following: (i) the Registration Statement on Form S-1 (File No. 333-135030) as filed by the Company with the Securities and Exchange Commission (the ‘‘Commission’’) on June 14, 2006 under the Act, and Amendment No. 1 thereto filed on the date hereof, including information deemed to be part of the registration statement at the time of effectiveness pursuant to Rule 430A of the General Rules and Regulations under the Act (such registration statement, as so amended, being hereinafter referred to as the ‘‘Registration Statement’’); (ii) the form of Underwriting Agreement (the ‘‘Underwriting Agreement’’) proposed to be entered into by and among the Company, as issuer, the Selling Stockholder, and Goldman, Sachs & Co. and Lehman Brothers Inc., as representatives of the several underwriters named therein (the ‘‘Underwriters’’), filed as an exhibit to the Registration Statement; (iii) a specimen certificate evidencing the Primary Shares; (iv) copies of the stock certificates representing the Secondary Shares and the Option Shares; (v) the Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware (the ‘‘Amended and Restated Certificate of Incorporation’’); (vi) the Amended and Restated By-Laws of the Company, as certified by Deborah C. Paskin, Secretary of the Company; (vii) certain resolutions of the Board of Directors of the Company, relating to the issuance and sale of the Primary Shares and related matters, including with respect to the formation of a Pricing Committee of the Board of Directors of the Company; (viii) certain resolutions of the Board of Directors of the Company, relating to the original issuance and sale to the Selling Stockholder of the Secondary Shares and the Option Shares and related matters; (ix) certain resolutions of the stockholders of the Company relating to the Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws; and (x) the Conveyance Agreement, dated September 30, 2005, by and among Brookdale Senior Living Inc., Brookdale Living Communities, Inc., BSL Brookdale Merger Inc., BSL CCRC Merger Inc., BSL FEBC Merger Inc., Emeritus Corporation, FEBC-ALT Investors LLC, FIT-ALT Investor LLC, Fortress Brookdale Acquisition LLC, Fortress CCRC Acquisition LLC, Fortress Investment Trust II, Fortress Registered Investment Trust, Health Partners and NW Select LLC (the ‘‘Conveyance Agreement’’) and certain resolutions of the Board of Directors of the Company related thereto. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

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In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

In rendering the opinions set forth in paragraph 2 below, we have assumed that the Company received the entire amount of the consideration contemplated by the Conveyance Agreement.

Members of our firm are admitted to the bar in the State of New York, and we do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinions stated herein.

Based upon and subject to the foregoing, we are of the opinion that:

1.    When (i) the Registration Statement becomes effective under the Act; (ii) the Pricing Committee appointed by the Board of Directors of the Company determines the pricing of the offering of the Primary Shares as contemplated by the resolutions of the Board of Directors referred to above, (iii) the Underwriting Agreement has been duly executed and delivered; and (iv) certificates representing the Primary Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar, and have been delivered to and paid for by the Underwriters at a price per share not less than the per share par value of the Common Stock as contemplated by the Underwriting Agreement, the issuance and sale of the Primary Shares will have been duly authorized, and the Primary Shares will be validly issued, fully paid and nonassessable.

2.    The Secondary Shares and the Option Shares have been duly authorized and validly issued and are fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption ‘‘Legal Matters’’ in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP